Exhibit 99.5

DUTTON ASSOCIATES
INDEPENDENT RESEARCH

RESEARCH NOTE

International Barrier Technology Inc

Gerald F. LaKamafeaux, CFA

Symbol (OTCBB)	IBTGF
Industry:	Industrial & Manufacturing
Recent Price:	$0.70
52-week Price Range:	$0.50 - $0.95
Target Price (12 months):	$1.44
Avg. Daily Vol. (3 mo.):	72,936

Fiscal Year Ending: June

Year	EPS	P/E	REVS	PSR
2004 A	$-0.02	---	$3.11	6.5
2005 A	$-0.03	---	$4.47	4.5
2006 E	$0.01	70.0	$8.37	2.4
2007 E	$0.15	4.7	$19.1	1.1
2008 N/A	---	---	---	---

Balance Sheet Data (mil)	12/31/2005
Cash Equivalent:	$1.1
Working Capital:	$1.3
Long-Term Liability:	$0.6
Shareholder's Equity:	$4.8

Ownership and Valuation (mil)	
Shares Outstanding:	29.05
Inside Ownership:	32.00%
Institutional Ownership:	15.00%
Equity Market Value:	$20.3

Current Rating History	
Date Assigned:	9/6/2005
Price at Rating:	$0.70
Original Price Target:	$1.44
Time Frame:	12 Months

Rating: Speculative Buy

03/16/2006

Undervalued !!

In spite of strong underlying fundamentals, the stock price of Barrier has traded in the low seventy cents area - the level we initiated at approximate six months ago. Our target price at that time was, and remains, $1.34 per share (adjusted for more shares outstanding). We expect this target price to be realized within the next six months as the market recognizes the progress the Company has made. We expect to establish a higher twelve month target price in our forthcoming quarterly update. The fundamental progress we refer to include the following.

1. The Company is now a US reporting Company that requires filing of 10QSB and 10KSB disclosing financials in US dollars. This requirement will improve the tracking of financial result.

2. Sales for the December 31, 2005 quarter were up 54.7% over the prior year period.. Gross profit was up 40.5%.

3. A patent pending was awarded on the Company's product and production technology. This permits the Company to produce and sell newly protected Blazequard products into new markets. The patent pending protection also allows the Company to solicit interest in license agreement with industry participants..

4. A national sales manager was hired and representatives were expanded in the Florida and northeast markets.

5. The new production facility will start production on March 31, 2006.

6. The new evaluation report issued by International Evaluation Service will permit the Company to sell into all national markets including the Western US market.

7. The Company issued common stock which generated $871,000 in cash.

We believe the progress listed has not resulted in commensurate appreciation. We believe the common stock of Barrier is undervalued and expect better performance over the next six months. We continue to rate the stock as a Speculative Buy.

Current Dutton Associates disclaimer and 17b disclosure information regarding International Barrier Technology Inc